EXHIBIT 2
With respect to Motient Corporation’s revised preliminary proxy statement as filed on June 12, 2006, Highland Capital issued the following statement:
Highland Statement re: Motient’s Revised Preliminary Proxy Statement
June 13, 2006
Highland Capital believes Motient’s latest revised preliminary proxy statement is yet another attempt by Motient’s Board and management to mislead its stockholders. Highland believes that Motient’s revised statement blatantly misstates several material facts and yet again misrepresents Highland’s position.
Highland believes that Motient has tremendous growth potential that will not be realized under the current Board and management team. We have clearly stated that if our highly-qualified, experienced and independent nominees are elected, we believe they will:
•	recruit a better management team with relevant expertise;

•	perform a strategic review of existing operations;

•	thoroughly examine possible options/opportunities for value creation;

•	help management successfully navigate market and regulatory challenges;

•	communicate effectively with Motient stockholders regarding transactions that are of material importance to their investment; and

•	implement a well-considered strategic business plan to achieve the highest and best use of Motient’s unique spectrum assets.
Highland is opposed to Motient’s proposed deal with SkyTerra. We believe the transaction is structurally and financially flawed, raises serious governance concerns and is not in the best interest of stockholders. We are particularly concerned that the proposed deal does not require stockholder approval, burdens Motient and its stockholders with substantial tax bills, and does not appear to provide Motient with either a control premium or significant representation on the SkyTerra board. If Highland’s nominees are elected, we believe the new Board should aggressively explore strategic transactions that are in the best interest of stockholders.

In addition, we wish to respond to certain of Motient’s other misstatements and mischaracterizations about Highland:
•	As one might expect of a large investment advisor with a significant telecom portfolio, Highland is a long-term investor in a number of telecom companies. These investments reflect our view that there is significant value in the sector, a view consistent with our commitment to seeing stockholder value realized at Motient.

•	Contrary to Motient’s assertion, Highland has made very clear in its communications, including its preliminary proxy statement, letters to stockholders, press releases and website (www.abettermotient.com), that it has participated in every Motient equity offering, including the private placement transactions, since Motient emerged from bankruptcy.

•	Motient has, as recently as this year, failed to timely file its periodic reports with the SEC, requesting an extension of the deadline for filing its Form 10-Q for the first quarter of 2006 and its Form 10-K for fiscal 2005. Further, in that same Form 10-K, Motient disclosed that it identified a “lack of sufficient oversight and review involved in the quarterly and year-end financial reporting process.” In addition, Motient’s management disclosed a “lack of resources to ensure complete application of generally accepted accounting principles as it relates to non routine transactions.”

•	Motient claims that its director nominees will continue their “single minded goal to maximize stockholder value going forward.” Yet since Motient announced its proposed transaction with SkyTerra on May 8, 2006, a transaction that Highland believes was structured to avoid a stockholder vote, Motient’s stock price has dropped more than 16%, yet SkyTerra’s stock price has risen nearly 5% (based on yesterday’s closing prices). Is that how Motient’s Board and management characterize maximizing stockholder value? We see this apparent selling by Motient stockholders as tantamount to investors voting against the proposed transaction.

•	Motient fails to disclose that the law firm its audit committee engaged to conduct an investigation into alleged inappropriate transactions and conflicts of interest by the Motient Board appears not to be an independent and disinterested party. The wife of Motient’s general counsel is employed as an attorney at the firm, Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP. Therefore, Highland and fellow Motient stockholders cannot be assured that Motient’s investigation was conducted with the advice of an independent law firm.
Motient stockholders deserve better. We urge our fellow stockholders to voice their opposition to the proposed transaction, inept management and conflicted current Board by electing new, independent and principled directors who will realize Motient’s great potential for all stockholders’ benefit.
HIGHLAND CAPITAL STRONGLY ADVISES ALL SECURITY HOLDERS OF MOTIENT TO READ ITS PROXY STATEMENT WHEN AND IF IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. INVESTORS CAN GET THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ANY SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, WILL BE AVAILABLE FOR FREE FROM THE PARTICIPANTS BY CONTACTING HIGHLAND CAPITAL’S SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885, OR BY COLLECT CALL AT (212) 929-5550.
INFORMATION CONCERNING THE IDENTITY OF THE POTENTIAL PARTICIPANTS IN ANY SUCH POTENTIAL PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SECTION ENTITLED “INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION” IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY HIGHLAND CAPITAL WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2006 WITH RESPECT TO MOTIENT. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE. Security holders of Motient can also obtain information concerning the identity of the potential participants in any such potential proxy or consent solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free by contacting Highland Capital’s solicitor, MacKenzie Partners, Inc., at its toll-free number: (800) 322-2885, or by collect call at (212) 929-5550.